SAY YES FOODS, INC.
                (FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

              REPORT ON COMPILATION OF FINANCIAL STATEMENTS

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                               (UNAUDITED)

                           SAY YES FOODS, INC.
                (FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

               FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                               (UNAUDITED)





                                 CONTENTS

                                                                            PAGE

Financial statements:
   Balance sheets                                                              1
   Statements of operations                                                    2
   Statements of changes in stockholders'  equity (deficit)                    3
   Statements of cash flows                                                    4
   Notes to financial statements                                             5-7

See Notes to Financial Statements.
SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)


BALANCE SHEETS




ASSETS                                            September 30,     December 31,
                                                      1997              1996
                                                  ============      ============
                                                  (unaudited)

Current assets:
Cash                                              $   117,200       $   511,200
Accounts receivable (net allowance for doubtful       159,600            25,100
accounts of $-0-)
                                                  ------------      ------------
Total current assets                                  276,800           536,300
Property and equipment (net of accumulated             31,700             2,900
depreciation of $600, $-0-, and $4,500)
Other assets                                            2,300                --
                                                  ------------      ------------
                                                  $   310,800       $   539,200
                                                  ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable                                  $    11,900       $    41,300
Account payable to related party                       15,000            15,000
Other liabilities                                       3,100             2,000
                                                  ------------      ------------
Total current liabilities                              30,000            58,300
                                                  ------------      ------------
Commitments and contingencies                              --                --
Stockholders' equity (deficit):
Convertible preferred stock, $.001 par value;             500               500
authorized 510,000 shares: Series A; authorized
510,000 shares; issued and outstanding 510,000
and -0- shares (aggregate liquidation preference
of $510 and $-0-).
Common stock, $.001 par value; authorized              19,500            19,100
50,000,000 shares; issued and outstanding
19,543,299 shares.
Additional paid-in capital                          4,798,100         1,769,500
Stock options                                         270,000           270,000
Accumulated deficit                                (4,807,300)       (1,578,200)
                                                  ------------      ------------
                                                      280,800           480,900
                                                  ------------      ------------
                                                  $   310,800       $   539,200
                                                  ============      ============


SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

STATEMENTS OF OPERATIONS
                                                        Nine months ended
                                                        September 30,
                                              ==================================
                                                    1997              1996
                                              ================= ================
                                                (unaudited)       (unaudited)
Revenues                                      $                 $        19,400
                                                      369,500
Cost of revenues                                      228,300             7,800
                                              ----------------- ----------------
Gross profit                                          141,200            11,600
                                              ----------------- ----------------
Operating expenses:
Advertising and promotion                           1,775,700            30,900
General and administrative                          1,217,000           219,300
Depreciation                                            3,800             5,900
Research and development                              234,600           113,000
Consulting services                                   149,500           153,300
Option compensation                                        --           270,000
Product licensee fee                                       --           275,000
                                              ----------------- ----------------
                                                    3,380,600         1,067,400
                                              ----------------- ----------------
Loss from continuing operations before             (3,239,400)       (1,055,800)
other income taxes
Interest and other income                              10,300                --
                                              ----------------- ----------------
Loss from continuing operations before             (3,229,100)       (1,055,800)
provision for income taxes
Provision for income taxes                                 --                --
                                              ----------------- ----------------
Net loss                                      $                 $
                                                   (3,229,100)       (1,055,800)
                                              ================= ================
Net loss per common share                     $        (0.17)   $         (0.07)
                                              ================= ================
Weighted average common shares outstanding         19,297,230        16,108,367
                                              ================= ================

                       See Notes to Financial Statements.

SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996 (UNAUDITED)




                                                                                                                            Total
                                                                                                                            stock
                                            Preferred stock       Common stock       Additional                            holders'
                                        ===================== =====================    paid-in     Stock   Accumulated     equity
                                         Shares         Amount  Shares     Amoun      capital     options    deficit      (deficit)
                                        ========== ========== ========== ==========  ===========  ========== =========== ===========
Balance, December 31, 1996                510,000  $     500 19,115,563   $19,100    $1,769,500   $ 270,000  $(1,578,200)$  480,900
Net loss (unaudited)                           --         --         --       --             --          --   (3,229,100)(3,229,100)
Capital contributions (unaudited)              --         --         --       --      1,954,000          --           --  1,954,000
Issuance for cash (unaudited)                  --         --    427,736      400      1,074,600          --           --  1,075,000
                                        ---------- ---------- ---------- ----------   ----------  ---------- ----------- -----------
Balance, September 30, 1997 (unaudited)   510,000   $    500 19,543,299     $19,500  $4,798,100   $270,000   $(4,807,300)$  280,800
                                        ========== ========== ========== ==========   ==========  ========== ==========  ===========


See Notes to Financial Statements.

   SAY YES FOODS, INC.
   (FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

   STATEMENTS OF CASH FLOWS

                                                            Nine months ended
                                                               September 30,
                                                         =======================
                                                            1997          1996
                                                         =========== ===========

                                                          (unaudited)(unaudited)
Cash flows from operating activities:
Net loss                                                 $(3,229,100)$(1,055,800)

Charges to net loss not requiring cash outlays:
Stock issued in exchange for services and supplies                --          --
Stock bonuses awarded to employees                                --          --
Stock options issued to non-employees                             --     270,000
Operating expenses paid by stockholder                     1,954,000       5,100
Depreciation                                                   3,800       5,900
Product license agreement                                         --     275,000
Changes in:
Accounts receivable                                         (134,500)         --
Inventory                                                         --      (7,200)
Accounts payable                                             (29,400)       (700)
Other liabilities                                              1,100          --
Current note payable                                              --      15,000
                                                         ----------- -----------
Net cash used by operating activities                     (1,434,100)   (492,700)
                                                         ----------- -----------
Cash flows from investing activities:
Purchase of assets                                           (34,900)     (3,500)
                                                         ----------- -----------
Net cash used by investing activities                        (34,900)     (3,500)
                                                         ----------- -----------
Cash flows from financing activities:
Repayment of debt to related parties                              --    (150,000)
Proceeds from issuance of common stock                     1,075,000   1,352,200
                                                         ----------- -----------
Net cash provided by financing activities                  1,075,000   1,202,200
                                                         ----------- -----------
Net increase in cash                                        (394,000)    706,000
Cash, beginning of period                                    511,200          --
                                                         ----------- -----------
Cash, end of period                                      $   117,200    $706,000

                                                         =========== ===========
Schedule of non-cash investing and financing activities:
Non-cash assets acquired in merger                       $        --    $ 12,400
                                                         =========== ===========
Loan payable to related party for license agreement      $        --    $275,000
                                                         =========== ===========


   SAY YES FOODS, INC.

(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)



1.  Summary of significant accounting policies:

     Organization:

     The Company was organized March 23, 1989 under the laws of the State of Nevada, as Moneyline Financial Group, Inc. The Company amended its Articles of Incorporation February, 1996 changing its name to Say Yes Foods, Inc. ("SYF").

     Interim financial information (unaudited):

     The unaudited interim financial statements for the nine-month periods ended
       September 30, 1997 and 1996 and as of September 30, 1996 have been prepared on the same basis as the Company's audited financial statements as of and for the year ended December 31, 1996. In the opinion of management, all adjustments, consisting of normal, recurring accruals, necessary to present fairly the financial position of the Company's at September 30, 1997, and the results of operations and cash flows for the nine-month periods ended September 30, 1997 and 1996 have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1997.

2. Licensing rights:

     SYF acquired the exclusive rights to a product (the "Product") which is a fat free dairy concentrate used to produce milk and other products in which milk is used. The license covers the United States and Puerto Rico for a period of ninety-nine years.

     SYF agreed to pay $275,000 and issued 2,500,000 shares of common stock at par value in exchange for the license agreement. The license was recorded at cost and charged to earnings in 1996.

     SYF has also been granted an option to acquire additional territorial rights if certain conditions are met including 1) presentation of a business plan regarding commercializing the product in the respective territories; 2) presention of financial estimates outlining market development costs and project revenues; and 3) negotiation of a territory specific fee. This option expires August, 2005 and may be extended at the discretion of the licensor.

3.  Stockholders' equity (deficit):

     Change in capital structure:

     During the nine  months  ended  September  30,  1997,  the  Company  raised
       $1,075,000 of capital by selling 37,736 shares at 75% of closing price and by selling equity units for $2.50 under offerings pursuant to Regulation D, Rule 506 or Regulation "S" of the Securities Act of 1933. Each equity unit consist of one share of restricted common stock and a one half warrant to purchase one additional share of common stock for $2.50
SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)



3.  Stockholders' equity (deficit) (continued):

     Convertible preferred stock:

     InFebruary,   1996,   the  Company   issued  510,000  shares  of  Series  A
       convertible preferred stock in connection with the purchase of assets. The shares are convertible on a 1:1 basis to common shares and may be converted at any time and have the same liquidation rights on a 1:1 basis as with common stock. The preferred shares have super voting rights over that of common shares by 100 to 1. The preferred shareholders will be able to control any shareholder vote for the foreseeable future.

4.  Related party transactions:

     Capital contributions:

     The  licensor  of the  product  rights  (Note 2) holds  less than 5% of the shares of common stock. As of September 30, 1997, this shareholder/licensor has paid marketing, advertising and stock promotion costs for the benefit of SYF in the amount of $1,954,000. The shareholder/licensor has not received nor has the Company agreed to issue additional shares of stock.

5.  Commitments and contingencies:

     Litigation:

     OnJuly 11, 1997,  the Company  commenced a declaratory  judgment  action in
       Federal District Court for the State of Utah, Central Division, entitled Say Yes Foods, Inc. v. Philmont, AVV, et al., Civil Action No. 2:97-CV-548C, seeking declaratory judgment that certain share certificates representing 3,400,000 shares of the Company's common stock were issued improperly without the knowledge or consent of the Company. By order of a foreign court, such certificates were seized from a holding account to satisfy a judgment in the United Kingdom, to which the Company was not a party. A receiver appointed by the British Court has requested that the canceled share certificates be transferred into the name of the receiver. The Company refused, and commenced the action described herein in response to an action commenced against the Company and its stock transfer agent to recognize and transfer the certificate held by the receiver. While management believes that the certificates were taken and issued in an improper manner without the Company's knowledge and that, accordingly, the Company will prevail in these actions, a litigation loss and the resultant recognition of the shares of common stock held by the receiver would represent a significant impact on the Company's capital structure.

6. Subsequent events:

     Through December 12, 1997, the Company raised $136,000 capital by issuing 55,110 shares of common stock pursuant to a Regulation "S" offering.

SAY YES FOODS, INC.
(FORMERLY MONEYLINE FINANCIAL GROUP, INC.)

NOTES TO FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)



6. Subsequent events (continued):

     OnDecember 24, 1997, the Company amended its Articles of Incorporation increasing the authorized number of shares of preferred stock by 2,000,000 from 510,000 to 2,510,000. Out of the 2,000,000 additional shares of preferred stock, 1,500,000 shares were designated by the Board of Directors as Series B shares and 500,000 shares were designated as Series C shares. The Company received approximately $4,500,000 (net proceeds) for the issuance of the Series B and C shares of Preferred Stock.

     The holders of Series B and C shares are entitled to a 7% cumulative dividend, payable quarterly in cash or common stock (at the option of the Company). The Series B and C shares have no voting rights except that a vote of a majority of the Series B shares is required for any adverse change to the rights and preferences of any class of stock senior to the Series B shares. The number of shares of common stock that would be issuable upon the conversion of Series B and C shares shall be limited so that no selling shareholder owns, at any one time, in excess of 4.99% of the issued and outstanding common stock.

     The Series B and C shares have dividend and liquidation preferences entitling the holders thereof to receive such payments prior to any other security holders of the Company.

     The Series B and C preferred shares are convertible into shares of common stock ( ) at the option of the holder thereof at any time and ( ) if not earlier converted, on the second anniversary of their issuance, in each case at a conversion price based on the market value of the Company's common stock as determined by a formula specified in the Certificate of Designation for the Series B and C shares, as applicable.

     Inconnection  with the Series B and C shares of preferred  stock,  Series B and C warrants were issued allowing the holder to purchase an aggregate of 500,000 shares of the Company's common stock at a present exercise price of $2.50 per share. Each such warrant contains provisions for the adjustment of the exercise price and the aggregate number of share issuable upon exercise of the warrants under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification and consolidations.

     In addition, 236,423 warrants exist in connection with a 1997 Regulation S placement having an exercise price of $5.00.

     Shareholder advances:

     From October 1, 1997 through December 31, 1997, a shareholder/licensor (as discussed in Note 3) paid marketing, advertising and stock promotion fees for the benefit of the Company in the amount of .